Royal Bank of Canada	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-259205

Pricing Supplement Dated July 13, 2023 To the Prospectus Dated September 14, 2021 and Prospectus Supplement Dated September 14, 2021	$350,000,000 Senior Floating Rate Notes, Due July 20, 2026 Royal Bank of Canada

The notes (the “Notes”) are senior unsecured floating rate notes. Interest and the amount payable upon maturity of the Notes will be paid in cash as described in this pricing supplement.

The Notes will be bail-inable notes (as defined in the accompanying prospectus supplement dated September 14, 2021) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

We may not redeem the Notes prior to their maturity. There is no sinking fund for the Notes. All payments on the Notes are subject to our credit risk.

The CUSIP number for the Notes is 78016HZR4.

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” on page P-5 of this pricing supplement and beginning on page S-2 of the prospectus supplement dated September 14, 2021.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.000%	$ 350,000,000
Underwriting discount	0.150%	$ 525,000
Proceeds to Royal Bank of Canada	99.850%	$ 349,475,000

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company (“DTC”) (including through its indirect participants Euroclear, Clearstream and CDS Clearing and Depository Services Inc. (“CDS”)) on or about July 20, 2023, against payment in immediately available funds.

Lead Managers and Joint Book Runners

RBC Capital Markets	BofA Securities	Morgan Stanley

Fifth Third Securities	Santander	U.S. Bancorp

Senior Floating Rate Notes, Due July 20, 2026 Royal Bank of Canada

TERMS OF THE NOTES

We describe the basic features of the Notes in the sections of the prospectus dated September 14, 2021 called “Description of Debt Securities” and prospectus supplement dated September 14, 2021 called “Description of the Notes We May Offer,” subject to and as modified by the provisions described below.

Issuer:	Royal Bank of Canada (the “Bank”)

Issue:	Senior Global Medium-Term Notes, Series I

Title of Series:	Senior Floating Rate Notes, due July 20, 2026

Principal Amount:	US $350,000,000

Ranking:	Senior

Currency:	U.S. Dollars

Interest Rate:	The interest rate for each period will be equal to the Base Rate plus the Spread.

Base Rate:	USD Compounded SOFR Index Rate

Spread:	1.080%

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Pricing Date:	July 13, 2023

Issue Date:	July 20, 2023

Maturity Date:	July 20, 2026

CUSIP / ISIN / Common Code:	78016HZR4 / US78016HZR47 / 265467725

Interest Payment Dates:	Quarterly on the 20th of each January, April, July, and October, beginning October 20, 2023, subject to the modified following business day convention described below under “Payment Convention.”

Interest Period:	Each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period, July 20, 2023) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date), subject to the modified following business day convention described below under “Payment Convention.”

Record Dates for Interest Payments:	The day immediately preceding each Interest Payment Date (or, if the Notes are held in definitive form, the fifteenth calendar day preceding each Interest Payment Date, whether or not a Business Day).

Interest Payment Determination Date:	The date two U.S. Government Securities Business Days before each Interest Payment Date.

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Observation Period:	In respect of each Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date (or in the final Interest Period, preceding the Maturity Date).

Payment Convention:	If any Interest Payment Date would otherwise fall on a day that is not a business day, then the interest payment date will be the next day that is a business day. However, if the next business day falls in the next calendar month, then the Interest Payment Date will be advanced to the next preceding day that is a business day. If the Maturity Date falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Business Day:	Any weekday that is a U.S. Government Securities Business Day and is not a legal holiday in New York or Toronto and is not a date on which banking institutions in those cities are authorized or required by law or regulation to be closed.

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Day Count Convention:	Actual / 360

Redemption at our Option:	Not applicable.

Canadian Bail-in Powers Acknowledgment:	The Notes are bail-inable notes. See “Specific Terms of the Notes—Agreement with Respect to the Exercise of Canadian Bail-in Powers”.

Repayment at Option of Holder:	Not applicable.

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC, Fifth Third Securities, Inc., Santander US Capital Markets LLC, U.S. Bancorp Investments, Inc.

Calculation Agent:	RBC Capital Markets, LLC

Public Offering Price:	100.000%

Underwriting Discount:	0.150%

Clearance and Settlement:	DTC (including through its indirect participants Euroclear, Clearstream and CDS, as described under “Ownership and Book-Entry Issuance” in the prospectus dated September 14, 2021).

Listing:	The Notes will not be listed on any securities exchange or quotation system.

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Terms Incorporated in the Master Note:

All of the terms appearing above on pages P-2, P-3 and P-4 under the caption “Terms of the Notes” of this pricing supplement and the terms appearing under the caption “Specific Terms of the Notes” below.

The Notes are part of a series of senior debt securities of the Bank entitled “Senior Global Medium-Term Notes, Series I.” The Notes will have the CUSIP No. 78016HZR4, the ISIN No. US78016HZR47 and the Common Code No. 265467725.

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RISK FACTORS

An investment in the Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated September 14, 2021, and the accompanying prospectus supplement, dated September 14, 2021. The Notes are not secured debt. You should carefully consider whether the Notes are suited to your particular circumstances. This pricing supplement should be read together with the accompanying prospectus, dated September 14, 2021, and the accompanying prospectus supplement, dated September 14, 2021. The information in the accompanying prospectus and the accompanying prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. This section describes certain significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and accompanying prospectus supplement, before investing in the Notes.

Investors Are Subject to Our Credit Risk, and Market Perceptions About Our Creditworthiness May Adversely Affect the Market Value of the Notes.

Investors are dependent on our ability to pay all amounts due on the Notes on the interest payment dates and at maturity, and, therefore, investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the Notes.

The Market Value of the Notes May Be Influenced by Unpredictable Factors.

The market value of your Notes may fluctuate between the date you purchase them and the Maturity Date. Several factors, many of which are beyond our control, will influence the market value of the Notes. Factors that may influence the market value of the Notes include:

•	supply and demand for the Notes, including inventory positions with the underwriters or any other market-maker;

•	interest rates in the market and expectations about future interest rates;

•	the creditworthiness of the Bank;

•	the time remaining to the maturity of the Notes; and

•	economic, financial, political, regulatory or judicial events that affect financial markets generally.

The Notes Will Not Be Listed on Any Securities Exchange and Secondary Trading May Be Limited.

The Notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Notes. The underwriters may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which the underwriters are willing to transact. If at any time the underwriters were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

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We or Our Designee Will Make Determinations with respect to the Notes.

We or our designee will make certain determinations with respect to the Notes as further described under the caption “Specific Terms of the Notes.” In addition, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, we or our designee will make certain determinations with respect to the Notes in our or our designee’s sole discretion as further described under the section “Description of the Notes We May Offer—Interest Rates—SOFR Index Notes” in the accompanying prospectus supplement, dated September 14, 2021. Any of these determinations may adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such Notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to Compounded SOFR Index or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such Notes. For further information regarding these types of determinations, see “Description of the Notes We May Offer—Interest Rates—SOFR Index Notes” in the accompanying prospectus supplement, dated September 14, 2021.

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SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled “Specific Terms of the Notes,” references to “holders” mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement, dated September 14, 2021, and “Ownership and Book-Entry Issuance” in the accompanying prospectus, dated September 14, 2021.

The Notes are part of a series of senior debt securities entitled “Senior Global Medium-Term Notes, Series I,” that we may issue under our senior indenture, dated as of October 23, 2003, between the Bank and The Bank of New York Mellon, as successor to the corporate trust business of JPMorgan Chase Bank, N.A., as trustee, as supplemented by a first supplemental indenture, dated as of July 21, 2006, by a second supplemental indenture, dated as of February 28, 2007, by a third supplemental indenture, dated as of September 7, 2018, by a fourth supplemental indenture, dated as of June 22, 2023, and by a fifth supplemental indenture, dated as of June 22, 2023 and as further amended, from time to time (the “indenture”). The Notes are described in the accompanying prospectus supplement. This pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series I Medium-Term Notes in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described in this pricing supplement, and should be read in conjunction with, those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to the Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

In addition to the terms described on the front and inside cover of this pricing supplement, the following specific terms will apply to the Notes:

Interest

The interest rate on the Notes for each period will be equal to USD Compounded SOFR Index (as defined in the accompanying prospectus supplement dated September 14, 2021) plus a margin of 108.0 basis points. Interest will be payable quarterly in arrears on January 20, April 20, July 20 and October 20 of each year, beginning on October 20, 2023 (each, an “Interest Payment Date”) and ending on the Maturity Date, subject to the modified following business day convention as described under the section “Description of the Notes We May Offer—Interest Rates—Interest Payment Dates” in the accompanying prospectus supplement dated September 14, 2021. The interest rate on the Notes will be calculated as described for SOFR Index Notes in the section “Description of the Notes We May Offer—Interest Rates—SOFR Index Notes” in the accompanying prospectus supplement, dated September 14, 2021.

Defeasance

There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

At maturity you will receive an amount equal to the principal of your Notes plus any accrued and unpaid interest.

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Manner of Payment and Delivery

Any payment on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Calculation Agent

Please note that RBC Capital Markets, LLC is currently serving as the calculation agent for the Notes. We may change the calculation agent for the Notes at any time without notice and RBC Capital Markets, LLC may resign as calculation agent at any time upon sixty (60) days’ written notice to the Bank.

Agreement with Respect to the Exercise of Canadian Bail-in Powers

By its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to (i) agree to be bound, in respect of that Note, by the CDIC Act, including the conversion of that Note, in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of that Note in consequence, and by the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to that Note; (ii) attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; (iii) have represented and warranted to the Bank that the Bank has not directly or indirectly provided financing to the holder for the express purpose of investing in the Note; and (iv) acknowledge and agree that the terms referred to in paragraphs (i) and (ii), above, are binding on that holder or beneficial owner despite any provisions in the indenture or that Note, any other law that governs that Note and any other agreement, arrangement or understanding between that holder or beneficial owner and the Bank with respect to that Note.

Holders and beneficial owners of any Note will have no further rights in respect of that Note to the extent that Note is converted in a bail-in conversion, other than those provided under the bail-in regime, and by its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to irrevocably consent to the converted portion of the principal amount of that Note and any accrued and unpaid interest thereon being deemed paid in full by the Bank by the issuance of common shares of the Bank (or, if applicable, any of its affiliates) upon the occurrence of a bail-in conversion, which bail-in conversion will occur without any further action on the part of that holder or beneficial owner or the trustee; provided that, for the avoidance of doubt, this consent will not limit or otherwise affect any rights that holders or beneficial owners may have under the bail-in regime.

See “Description of Notes We May Offer―Special Provisions Related to Bail-inable Notes” in the accompanying prospectus supplement dated September 14, 2021 for a description of provisions applicable to the Notes as a result of Canadian bail-in powers.

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ADDITIONAL AMOUNTS

We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note, or of a right to receive payment in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:

(i)	is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)	is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof other than by reason of the holder’s activity in connection with purchasing such Note, the holding of such Note or the receipt of payments thereunder;

(iii)	is, or does not deal at arm’s length with a person who is, a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Bank;

(iv)	presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Note means:

(a)	the due date for payment thereof, or

(b)	if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the indenture;

(v)	could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)	is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Sections 1471 through 1474 of the United States Internal Revenue Code of 1986 (or any successor provisions) (the “Internal Revenue Code”), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

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For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee. We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The discussion below supplements the discussion under “Tax Consequences—United States Taxation” in the accompanying prospectus, dated September 14, 2021, and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a U.S. holder (as defined in the accompanying prospectus). If you are not a U.S. holder, please consult your own tax advisor.

In the opinion of our counsel, Sullivan & Cromwell LLP, your Notes should be treated as variable rate debt instruments for United States federal income tax purposes. Under this characterization, you should include the interest payments on the Notes in ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes, and recognize capital gain or loss on the sale or retirement of your Notes equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which should be treated as interest payments), and your tax basis in your Notes.

For a further discussion of the variable rate debt instrument rules, please see the discussion under the heading “Tax Consequences—United States Taxation—Original Issue Discount—Variable Rate Debt Securities” in the accompanying prospectus.

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CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of the Canadian federal income tax consequences of owning the Notes, please see the section “Tax Consequences — Canadian Taxation” in the accompanying prospectus, dated September 14, 2021 and the section “Certain Income Tax Consequences—Canadian Taxation” in the accompanying prospectus supplement, dated September 14, 2021, subject to the modifications described below.

The section “Tax Consequences --Canadian Taxation” in the accompanying prospectus, dated September 14, 2021 is modified to specify that it does not address the possible application of the “hybrid mismatch arrangement” rules included in certain proposed amendments to the Income Tax Act (Canada) (Tax Act) released on April 29, 2022 to a Non-resident Holder (i) that disposes of a Note to a person or entity with which it does not deal at arm's length or to an entity that is a “specified entity” (as defined in such proposed amendments) with respect to the Non-resident Holder or in respect of which the Non-resident Holder is a “specified entity”, (ii) that disposes of a Note under, or in connection with, a “structured arrangement” (as defined in such proposed amendments), or (iii) in respect of which we are a “specified entity”. Such Non-resident Holders should consult their own tax advisors.

The section “Certain Income Tax Consequences—Canadian Taxation—Other Taxes” in the accompanying prospectus supplement, dated September 14, 2021 is deleted in its entirety and replaced with the following:

Other Taxes

A Resident Holder that is throughout the relevant taxation year a “Canadian controlled private corporation” (as defined in the Tax Act) or a “substantive CCPC” as proposed to be defined in the Tax Act pursuant to draft legislation released by the Department of Finance Canada on August 9, 2022 may be liable to pay an additional tax of 10 2/3% on its “aggregate investment income” (as defined in the Tax Act) for the year, including interest and taxable capital gains. Such additional tax may be refundable in certain circumstances. Resident Holders should consult their own tax advisors in this regard.

Interest, capital gains and taxable dividends received by a Resident Holder who is an individual (including certain trusts) may result in such Resident Holder being liable for alternative minimum tax under the Tax Act. Such resident Holders should consult their own tax advisors in this regard.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the debt securities.

Any purchaser or holder of debt securities or any interest therein will be deemed to have represented (both on behalf of itself and any plan) by its purchase and holding of the debt securities that either (1) it is not a plan and is not purchasing those debt securities on behalf of or with “plan assets” of any plan or (2) the purchase and holding of the debt securities will not constitute a non-exempt prohibited transaction under ERISA or the Internal Revenue Code. In addition, any purchaser or holder of debt securities or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding or, if applicable, exchange of the debt securities that its purchase and holding will not violate the provisions of any similar law.

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For a further discussion of benefit plan investor considerations, please see the discussion under the heading “Benefit Plan Investor Considerations” in the accompanying prospectus, dated September 14, 2021.

CLEARANCE AND SETTLEMENT

The Notes will settle through DTC, and its indirect participants Euroclear, Clearstream and CDS. For a description of DTC, Euroclear, Clearstream and CDS, see “Ownership and Book-Entry Issuance” in the accompanying prospectus, dated September 14, 2021.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have entered into a terms agreement, dated July 13, 2023, with the underwriters pursuant to the Distribution Agreement, dated September 14, 2021, among us and the agents party thereto for the purchase and sale of the Notes. We have agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase from us, the principal amount of the Notes shown opposite its name at the public offering price set forth above.

Name	Principal Amount of Notes
RBC Capital Markets, LLC	$70,000,000
BofA Securities, Inc.	$70,000,000
Morgan Stanley & Co. LLC	$70,000,000
Fifth Third Securities, Inc.	$24,500,000
Santander US Capital Markets LLC	$24,500,000
U.S. Bancorp Investments, Inc.	$24,500,000
ANZ Securities, Inc.	$3,500,000
BNY Mellon Capital Markets, LLC	$3,500,000
Capital One Securities, Inc.	$3,500,000
Comerica Securities, Inc.	$3,500,000
Commonwealth Bank of Australia	$3,500,000
Desjardins Securities Inc.	$3,500,000
Huntington Securities, Inc.	$3,500,000
KeyBanc Capital Markets Inc.	$3,500,000
M&T Securities, Inc.	$3,500,000
MUFG Securities Americas Inc.	$3,500,000
nabSecurities, LLC	$3,500,000
National Bank of Canada Financial Inc.	$3,500,000
PNC Capital Markets LLC	$3,500,000
Rabo Securities USA, Inc.	$3,500,000
Regions Securities LLC	$3,500,000
Scotia Capital (USA) Inc.	$3,500,000
Westpac Banking Corporation	$3,500,000
Independence Point Securities LLC	$1,750,000
Mischler Financial Group, Inc.	$1,750,000
R. Seelaus & Co., LLC	$1,750,000
Samuel A. Ramirez & Company, Inc.	$1,750,000
Total	$350,000,000

Commonwealth Bank of Australia, Desjardins Securities Inc. and Westpac Banking Corporation will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The underwriters may sell the Notes to certain dealers at the public offering price, less a concession that will not exceed 0.100% of their principal amount. The underwriters and those dealers may resell the Notes to other dealers at a reallowance discount that will not exceed 0.050% of their principal amount. After the initial offering of the Notes, the concession and reallowance discounts on the Notes may change. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

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We estimate that the total offering expenses for the Notes, excluding underwriting discounts and commissions, will be approximately $53,275.08.

Subject to the terms and conditions of the terms agreement, the underwriters have agreed to purchase the Notes as principal, for their own account at a purchase price equal to the issue price specified on the front cover of this pricing supplement, less an underwriting discount of 0.150%. To the extent the underwriters resell Notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the Notes as such term is defined in the Securities Act of 1933, as amended. The underwriters have advised us that, if they are unable to sell all the Notes at the public offering price, the underwriters propose to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

In the future, the underwriters may repurchase and resell the Notes in market-making transactions. For more information about the plan of distribution, the Distribution Agreement (of which the terms agreement forms a part) and possible market-making activities; see “Supplemental Plan of Distribution” in the accompanying prospectus supplement dated September 14, 2021.

We expect that delivery of the Notes will be made against payment therefor on July 20, 2023, which is the fifth scheduled business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to any such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade Notes on any date more than two business days prior to delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in five business days (T + 5) to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

RBC Capital Markets, LLC is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. The underwriters, with the exception of Commonwealth Bank of Australia, Desjardins Securities Inc. and Westpac Banking Corporation, are members of FINRA. RBC Capital Markets, LLC is not permitted to sell the Notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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Selling Restrictions

European Economic Area. PROHIBITION OF SALES TO EEA RETAIL INVESTORS. The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This pricing supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA or the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This pricing supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom. PROHIBITION OF SALES TO UK RETAIL INVESTORS.
The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. This pricing supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This pricing supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

This pricing supplement and any other material in relation to the Notes are only being distributed to, and are only directed at, persons in the UK that are qualified investors within the meaning of Article 2(1)(e) of the UK Prospectus Regulation that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The Notes are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. This pricing supplement and its contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a relevant person should not act or rely on this pricing supplement or any of its contents.

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Hong Kong. The Notes may not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (b) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore. This pricing supplement and the accompanying prospectus and prospectus supplement have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement, the accompanying prospectus and prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) or Section 276(4)(i)(B) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

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Notification under Section 309B(1)(c) of the SFA. The Bank has determined that the Notes are (a) prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and (b) Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland. The Notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this pricing supplement, the accompanying prospectus and prospectus supplement nor other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the Notes may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This pricing supplement, the accompanying prospectus or prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this pricing supplement, the accompanying prospectus or prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions.

Japan. The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Canada. Sales into Canada are permitted.

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VALIDITY OF NOTES

The validity of the Notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, as to matters of New York law, and by Norton Rose Fulbright Canada LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

You should read this pricing supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Series I MTN prospectus supplement dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm

•	Prospectus dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.

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